EXHIBIT 99.d

                          MH Elite PortFolio of Funds, Inc.

                                 220 Russell Ave.

                                 Rahway, NJ 07065

                                  1-800-318-7969

                         INVESTMENT ADVISORY CONTRACT

                          Effective January 1, 2011

AGREEMENT, made by and between MH Elite Portfolio of Funds, Inc., a

New Jersey Corporation, (hereinafter called 'Fund') and

MH Investment Management, Inc., a New Jersey Corporation (hereinafter called "Investment Adviser").  WITNESSETH: WHEREAS, Fund will consist of three funds, a small cap fund of funds, a mid/large cap fund of funds and a select portfolio of funds. Fund engages in the business of investing and reinvesting its assets and property in various mutual funds and exchange traded funds and Investment Adviser engages in the business of providing investment advisory services.

1.  The Fund hereby employs the Investment Adviser, for the period set forth in Paragraph 7 hereof, and on the terms set forth herein, to render investment advisory services to the Fund, subject to the supervision and direction of the Board of Directors of the Fund. The Investment Adviser

will furnish each fund with investment advice and, in general, supervise the management and investment program of the funds. The Investment Adviser is required to render research, statistical and advisory services to the

Fund and make specific recommendations based on each fund's principal investment strategies. The Investment Adviser hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation provided.  The Investment

Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized,

have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

2.  As compensation for the services to be rendered to the Fund by the

Investment Adviser under the provisions of this Agreement, the Fund shall pay to the Investment Adviser an annual fee, payable monthly, of 1.00% of the daily net assets in the small cap fund of funds and the mid/large cap fund of funds. The Fund shall also pay to the Investment Adviser an annual fee, payable monthly, of 1.75% of the daily net assets in the select portfolio of funds.

3.  It is expressly understood and agreed that the services to be rendered by the Investment Adviser to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.  It is understood and agreed that directors, officers, employees, agents and shareholders of the Fund may be interested in the Investment Adviser as directors, officers, employees, agents and shareholders, and that directors,

officers, employees, agents and shareholders of the Investment Adviser may be interested in the Fund, as directors, officers, employees, agents and shareholders or otherwise, and that the investment Adviser, itself, may be interested in the Fund as a shareholder or otherwise, specifically, it is understood and agreed that directors, officers, employees, agents and shareholders of the Investment Adviser may continue as directors, officers,

employees, agents and shareholders of the Fund; that the Investment Adviser,

its directors, officers, employees, agents and shareholders may engage in other business, may render investment advisory services to other investment companies,

or to any other corporation, association, firm or individual, may render underwriting services to the Fund, or to any other investment company,

corporation, association, form or individual. Employees, officers and agents of the Investment Adviser who are, or may in the future be, directors and/or senior officers of the Fund shall receive no remuneration from the Fund or acting in such capacities for the Fund.  In the conduct of the respective businesses of the parties hereto and in the performance of this agreement,

the Fund and Investment Adviser may share common facilities and personnel common to each.

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5.  Investment Adviser shall give the Fund the benefit of its best judgment and efforts in rendering these services, and Fund agrees as an inducement to the undertaking of these services that Investment Adviser shall not be liable hereunder for any mistake of judgment or any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, Investment

Adviser against any liability to Fund or to its security holders to which

Investment Adviser would otherwise be subject by reason of willful misfeasance,

bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of obligations and duties hereunder.

Investment Adviser shall not vote proxies on behalf of the Fund.

7. This agreement shall continue in effect until December 31, 2010, and,

thereafter,only so long as such continuance is approved at least annually by votes of the Fund's Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, including the votes of a majority of the Directors who are not parties to such agreement or interested persons of any such party.  This agreement may be terminated at any time upon 60 days prior written notice, without the payment of any penalty, by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund.  The contract will automatically terminate in the event of its assignment by the Investment Adviser (within the meaning of the Investment

Company Act of 1940), which shall be deemed to include a transfer of control of the Investment Adviser.  Upon the termination of this agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay to the Investment Adviser the fee provided in

Paragraph 2 hereof, prorated to the date of termination.

This Agreement shall not be assigned by the Fund without prior written consent thereto of the Investment Adviser.  This Agreement shall terminate automat-

ically in the event of its assignment by the Investment Adviser unless an exemption from such automatic termination is granted by order or rule of the

Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presence to be signed by their duly authorized officers this 16th day of November, 2010.

       MH Elite Portfolio of Funds, Inc.       By _____________________________

                                                  Harvey Merson , President

       Attest: __________________________

               Jeff Holcombe, Vice- President

       MH Investment Management, Inc.          By ____________________________

                                                  Harvey Merson, President

       Attest: _________________________

               Jeff Holcombe, Vice-President

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